THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR FILED OR REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR WITH THE SECURITIES REGULATORY AUTHORITY OF ANY STATE, BUT ARE BEING ISSUED PURSUANT TO CERTAIN EXEMPTIONS THEREUNDER.  THIS WARRANT, AND SUCH SHARES OF COMMON STOCK, HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR BY THE SECURITIES REGULATORY AUTHORITY OF ANY STATE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.  THIS WARRANT, AND SUCH SHARES OF COMMON STOCK, ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM.

THIS WARRANT WILL BE VOID AFTER JUNE 30, 2008

WARRANT

TO PURCHASE 100,000 SHARES OF COMMON STOCK OF

TELANETIX, INC.

This is to certify that in exchange for payment in the amount of Five Thousand Dollars ($5,000.00), _______________________ (the “Holder”) is entitled to purchase, subject to the provisions of this Warrant, from TELANETIX, INC. (the “Company”), a California corporation, at any time and from time to time, but not later than June 30, 2008 (the “Expiration Date”), One Hundred Thousand (100,000) shares of the Company’s common stock (the “Common Stock”) at a purchase price per Share of One Dollar and Eighty Cents ($1.80) per share.  The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for a share of Common Stock may be adjusted from time to time as hereinafter set forth.  The shares of the Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Stock,” and the exercise price of a share of Common Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the “Exercise Price.”

1.

Exercise of Warrant

  At any time on or before the Expiration Date, this Warrant may be exercised at any time in whole or in part; provided, however, in no event may Holder exercise less than Ten Thousand (10,000) shares in any single exercise.  If the date on which the Holder’s right to purchase Common Stock expires is a day on which national banks in San Diego, California, are authorized by law to close, then that right shall expire on the next succeeding day that is not such a day.  The Holder shall exercise all rights to purchase Common Stock by presenting and surrendering this Warrant to the Company or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of shares specified in such form.  Upon receipt by the Company of this Warrant at the office or agency of the Company, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

2.

Reservation of Share

 The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock as shall be required for issuance or delivery upon exercise of this Warrant.

3.

Fractional Shares

 No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant.  With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market value of such fractional share, determined as follows:

(a)

If the Common Stock is listed on a national securities exchange or admitted to unlisted trading privileges on such exchange, the current value shall be the last reported sales price of the Common Stock on such exchange on the last business day prior to the date of exercise of this Warrant or if no such sale is made on such day, the average of the closing bid and asked prices for such day on such exchange; or

(b)

If the Common Stock is not so listed or admitted to unlisted trading privileges, the current value shall be the mean of the last reported bid and asked prices reported by the National Association of Securities Dealers Quotation System (“NASDAQ”), or if not so quoted on NASDAQ then by the National Quotation Bureau, Inc., on the last business day prior to the date of the exercise of this Warrant; or

(c)

If the Common Stock is not so listed or admitted to unlisted trading privileges and bid and asked prices are not so reported, the current value shall be an amount, not less than book value, determined in such reasonable manner as may be prescribed by the Company’s board of directors, and supported by the written fairness opinion of an independent, nationally-recognized stock valuation expert.

4.

Transfer, Assignment or Loss of Warrant

(a)

This Warrant and the Warrant Stock, have not been filed or registered with the United States Securities and Exchange Commission or with the securities regulatory authority of any state.  This Warrant and the Warrant Stock are subject to restrictions imposed by federal and state securities laws and regulations on transferability and resale, and may not be transferred assigned or resold except as permitted under the Securities Act of 1933, as amended (the “Act”), and the applicable state securities laws, pursuant to registration thereunder or exemption therefrom.  Upon receipt by the Company of evidence satisfactory to it that this Warrant has been legally and validly transferred or assigned, the Company will, at the request of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, exchange this Warrant for a replacement Warrant registered in such name or names as the Holder shall designate.  If, at the time of such transfer or assignment this Warrant and the Common Stock issuable upon the exercise hereof have not been registered under the Act, then each such transferee and assignee shall furnish the Company with evidence satisfactory to it that such transferee or assignee is acquiring such Warrant for his, her or its own account, for investment purposes, and not with a view towards a distribution thereof or of the Warrant Stock issuable upon its exercise.  The term “Warrant,” as used herein, includes any Warrants issued in substitution for or replacement of this Warrant.

(b)

Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant in the case of mutilation, the Company will execute and deliver a new Warrant of like tenor and date.  Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

(c)

The Company may cause any legend required under the Act and applicable state securities laws, or advisable in the opinion of its legal counsel, to be set forth on each Warrant, on each certificate representing Warrant Stock, and on any other security issued or issuable upon exercise of this Warrant not previously distributed to the public or sold to underwriters for distribution to the public.

5.

Rights of the Holder

  The Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or equity, and the rights of the Holder as the holder of this Warrant are limited to those expressed in this Warrant.

6.

Anti-Dilution Provisions

  If the Company shall at any time subdivide the outstanding shares of Common Stock, or shall issue a stock dividend on the outstanding Common Stock, then the Exercise Price in effect immediately prior to that subdivision or the issuance of that dividend shall be proportionately decreased, and if the Company shall at any time combine the outstanding shares of Common Stock, then the Exercise Price in effect immediately prior to that combination shall be proportionately decreased, effective at the close of business on the date of the subdivision, dividend or combination, as the case may be.

7.

Termination of Warrant

   Unless previously exercised in full, this Warrant will expire on the Expiration Date.

8.

Reorganization or Merger

   In the event of a merger, disposition of all or substantially all of the assets, reorganization of the Company, or a share exchange, as a result of which the shareholders of the Company receive stock in exchange for their shares of Common Stock, or upon the acquisition by a person (as defined in Section 3(a)(9) and 13(d)(3) of the Exchange Act) of a majority of the Company’s outstanding voting securities, all outstanding and unexercised warrants granted under this Warrant Certificate shall terminate, and the Company shall cause such outstanding and unexercised warrants to be replaced with comparable warrants for the purchase of such number of outstanding and unexercised shares of capital stock of the successor corporation or its parent, at the purchase price per share as provided herein.

9.

Holder Representations

  The Company is issuing this Warrant to Holder, and any and all Warrant Stock to Holder, in reliance upon the following representations made by Holder, as of the date of this Warrant, and the date of each exercise of this Warrant:

(a)

Holder is an “accredited investor” within the meanings set forth in Regulation D of the Securities Act of 1933, as amended.

(b)

Holder (i) has had, and continues to have, access to detailed information with respect to the business, financial condition, results of operations and prospects of the Company; (ii) has received or has been provided access to all material information concerning an investment in the Company; and (iii) has been given the opportunity to obtain any additional information or documents from, and to ask questions and receive answers of the officers, directors and representatives of the Company to the extent necessary to evaluate the merits and risks related to an investment in the Company represented by the Warrant and Warrant Stock.

(c)

As a result of Holder’s study of the aforementioned information and Holder’s prior overall experience in financial matters, and Holder’s familiarity with the nature of businesses such as the Company, Holder is properly able to evaluate the capital structure of the Company, the business of the Company, and the risks inherent therein.

(d)

Holder’s investment in the Company pursuant to this Warrant and Warrant Stock is consistent, in both nature and amount, with Holder’s overall investment program and financial condition.

(e)

Holder’s financial condition is such that Holder can afford to bear the economic risk of holding the Warrant and Warrant Stock and to suffer a complete loss of Holder’s investment in the Company represented by the Warrant or Warrant Stock.

(f)

Holder’s principal residence is as set forth on the signature page hereto.

10.

Miscellaneous

(a)

All notices given under this Warrant shall be in writing, addressed to the Company at the Company's then current address, and to the Holder at the Holder’s address set forth in the Company’s records, or at such other address as a party may specify by notice given m accordance with this paragraph, and shall be effective on the earliest of (i) the date received, or (ii) if given by facsimile transmittal with receipt electronically confirmed on the date given if transmitted before 5:00 p.m., the recipients time, otherwise it is effective the next day, or (iii) on the second business day after delivery to a major international air delivery or air courier service (such as Federal Express or Network Couriers).

(b)

This Warrant is binding on and, except for the limitations on transfer and assignment contained in Section 4, shall inure to the benefit of the successors in interest of the Company and the Holder, respectively.

(c)

This Warrant shall be construed and enforced in accordance with the laws of California.

(d)

Any controversy or claim arising out of or relating to this Agreement (whether in contract or tort, or both) shall be determined by binding arbitration at San Diego, California, in accordance with the commercial arbitration rules of the American Arbitration Association, by a panel of three arbitrators, one chosen by each of the parties and the third by the two so chosen.  If the two arbitrators cannot agree on a third, then the third shall be appointed in accordance with such rules.  The prevailing party in any arbitration proceeding shall be awarded reasonable attorneys’ fees and costs of fee proceeding.  The arbitration award shall be final, and may be entered in and enforced by any court having jurisdiction.

This Warrant is dated and effective as of June 30, 2005.

TELANETIX, INC.
By: _______________________________

ACKNOWLEDGED AND AGREED:

HOLDER:

Principal Residence:

Schedule Pursuant to Instruction 2 to Item 601.

The form of warrant agreement to which this schedule is attached was issued to the following two individuals: William Corbett and Michael Jacks.  Other than the identity of the holder, the terms of the warrants are identical.